Exhibit 10.20

*** Certain information in this document has been excluded pursuant to Regulation S-K, item 601(b)(10). Such excluded information is not material and is information that the company treats as private or confidential. Such omitted information is indicated by brackets “[***]”) in this exhibit. ***

EXECUTION COPY

DEVELOPMENT AND SUPPLY AGREEMENT

(for Assay Products and Testing Services)

This Development and Supply Agreement (the “Agreement”), effective as of June 30, 2018 (the “Effective Date”), is entered into by and between Luminex Corporation, a Delaware corporation with principal offices at 12212 Technology Boulevard, Austin, Texas 78727 (“Luminex”), and DiaCarta Inc., a California company located at 2600 Hilltop Rd., Richmond, California 94806 (“DiaCarta”).

A.           WHEREAS, Luminex has developed Beads for detection and quantification of analytes, either singly or in multiplexed (multiple analytes simultaneously) form, and has developed the Luminex Instrument for use with such Beads; and

B.           WHEREAS, the Parties desire that DiaCarta: (i) develop, distribute, manufacture, market and sell Assay Products incorporating Tests for use within certain Field(s) within the Territory; (ii) distribute certain Luminex Products for use with such Assay Products; and (iii) develop, make, sell and perform Testing Services within the Field(s) within the Territory.

NOW THEREFORE, for and in consideration of the covenants, conditions, and undertakings hereinafter set forth, it is agreed by and between the Parties as follows:

ARTICLE 1

DEFINITIONS

1.1          “Affiliate” means any entity that directly or indirectly owns, is owned by or is under common ownership with a Party hereto, where “owns” or “ownership” means direct or indirect possession and/or control of at least fifty percent (50%) of the outstanding voting securities of a corporation or a comparable equity interest in any other type of entity.

1.2          “AMP” means the automated maintenance plate, solely supplied by Luminex, to calibrate the Luminex Instrument(s), as specifically identified on Exhibit B attached hereto and incorporated herein by reference.

1.3          “Assay Products” means Kits and Reagents.

1.4          “Beads” means fluorescently-dyed carboxylated MicroPIex® microsphere beads, LumAvidin® microsphere beads, SeroMAP™ microsphere beads, Calibration Beads, Control Beads, and MagPlex® microsphere beads, that are supplied by Luminex for use with Luminex Instruments, and any other beads made available by Luminex generally to customers.

1.5          “Calendar Year” means each twelve (12) month period during the Term of the Agreement beginning January 1 and ending December 31. If, however, the Effective Date is a date other than January 1, then the first Calendar Year of the Term shall be the period beginning on the Effective Date and ending on December 31 of that year.

1.6          “Calibration Kit” means a calibration kit that is specifically identified on Exhibit B attached hereto and incorporated herein by reference.

This document contains confidential information and cannot be shared in any format with any third party without the written permission of Luminex Corporation.

EXECUTION COPY

1.7          “Commercialize” or “Commercialization” means the generation of Net Sales resulting in an obligation to pay Royalties to Luminex pursuant to this Agreement.

1.8          “DiaCarta Improvement Patents” means patents claiming inventions comprising modifications, extensions or enhancements conceived or reduced to practice by DiaCarta to the Beads or Luminex Instruments or portions thereof (including, without limitation, the Software) or to the manufacture or use of the Beads, Luminex Instruments or portions thereof (including, without limitation, the Software). “DiaCarta Improvement Patents” specifically excludes patent claims conceived and reduced to practice by DiaCarta consisting of methods of sample preparation, the composition of matter of the specific chemistries of the assays developed by DiaCarta, and methods of performing the assays (i.e., the protocol for the assays).

1.9          “Drive Fluid” means fluid that is intended for use as the delivery medium of the sample to the optics component within the MAGPIX Luminex Instrument and that is specifically set forth in Exhibit B.

1.10        “End User” means a consumer of Assay Products or Luminex Products who obtains Assay Products or Luminex Products for the purpose of generating Test results on behalf of itself or third parties and not for the purpose of re-selling the Assay Products or Luminex Products. For purposes of clarification, End Users shall not include DiaCarta or any of its Affiliates to the extent such entities do not use the purchased Assay Products or Luminex Products to perform Tests on behalf of themselves or third parties. In the event that DiaCarta or any of its Affiliates use the purchased Assay Products or Luminex Products to perform Tests on behalf of themselves or third parties, DiaCarta or such Affiliate shall be considered an End User only with respect to the Assay Products or Luminex Products purchased for such Testing Services. For the avoidance of doubt, DiaCarta and its Affiliates shall not use Assay Products developed under this Agreement for Testing Services except as expressly provided in this Agreement.

1.11        “Existing Luminex Assay Product(s)” means a commercially available Assay Product marketed by Luminex.

1.12        “Field(s)” means the fields set forth on Exhibit A attached hereto and incorporated herein by reference.

1.13        “Kit(s)” means a product that includes, but is not limited to, any of the combination of (i) Reagents, (ii) standards for use with Reagents, and (iii) other ancillary materials (e.g. buffers, reporter dyes, capture sequence, etc.), that are intended for the performance of a Test or Tests using a Luminex Instrument identified on Exhibit B for purposes of generating test results. For the avoidance of doubt, a Kit may also include any combination of (i) and (ii) or (i) and (iii).

1.14        “Luminex Intellectual Property Rights” means copyrights, certain Luminex know-how, and Luminex patent claims to the extent such claims cover only an apparatus or composition of matter, and not a method or process of manufacturing Luminex Products, including without limitation dyeing of Beads.

1.15        “Luminex Instrument” means a fluorescent analytical test system and/or a real-time polymerase chain reaction (PCR) system consisting of Luminex’s instrumentation and the Software with computer components.

This document contains confidential information and cannot be shared in any format with any third party without the written permission of Luminex Corporation.

EXECUTION COPY

1.16        “Luminex Product(s)” means Beads, Luminex Instruments, Calibration Kits, Verification Kits, AMP and/or Sheath Fluid.

1.17        “Multiplexed Assays” means the detection of a number of discrete analytes by employing an encoded array where such analytes are detected during a single assay.

1.18        “Net Sales” means:

(a)           with respect to Testing Services, the total itemized fee-for-service amounts collected by DiaCarta and its Affiliates from third parties with respect to the sale or any other provision of Testing Services; and,

(b)           with respect to Assay Products, the total gross amounts invoiced to End Users by DiaCarta, its Subdistributors, its Affiliates, or other affiliated third parties, with respect to the sale or any other provision of Assay Products (or the fair market value for any nonmonetary consideration that DiaCarta receives or agrees to receive in exchange for the Assay Products), less the following actual and reasonably documented deductions if they are not already reflected in the gross invoiced amounts: (i) product returns; (ii) normal and customary trade, cash or quantity discounts and rebates; (iii) applicable customs duties, sales taxes and/or use taxes, value added taxes, excise taxes (excluding the PPACA Tax, except as noted below), and/or duties or tariffs and/or other similar taxes imposed upon particular sales; and (iv) freight, insurance and other direct shipment expenses. Net Sales shall not include: (a) reasonable amounts (but in no event greater than [***] percent ([***]%) of total reported Net Sales) of Assay Products furnished to a third party for which payment is not intended to be received, including, but not limited to, amounts decreed uncollectable and Assay Products distributed as promotional, sample or free goods; or (b) amounts from sales of Assay Products between or among any of DiaCarta, its Affiliates and/or its Subdistributors to the extent any such entities do not constitute an End User with respect to such sales; provided that the sale by such Affiliate, or Subdistributor to a third party End User shall be included in determining Net Sales.

In the case DiaCarta is unable to account for End-User sales of Assay Products by any of its Subdistributors, its Affiliates, or other affiliated third parties, the Net Sales shall equal the gross total amounts invoiced to the Subdistributor, Affiliate, or other affiliated third party multiplied by [***] less the actual and reasonably documented deductions from (i) to (iv) above if they are not already reflected in the gross invoiced amounts.

DiaCarta may only exclude the PPACA Tax from Net Sales if it is legitimately applicable to a particular sale and has been passed on by DiaCarta to the End User or other customer, as evidenced by an itemized invoice separately reflecting the excise tax or an otherwise verifiable PPACA Tax charge to the End User or other customer.

1.19        “Panel” means a specified group or series of Tests.

1.20        “Party” means Luminex or DiaCarta, and “Parties” mean collectively Luminex and DiaCarta.

1.21        “PPACA Tax” means the U.S. federal excise tax imposed upon the sale of medical devices as a result of the Patient Protection and Affordable Care Act of 2010, as amended.

This document contains confidential information and cannot be shared in any format with any third party without the written permission of Luminex Corporation.

EXECUTION COPY

1.22        “Quarter” shall mean a period of three (3) consecutive months of a Calendar Year starting on January 1, April 1, July 1, or October 1.

1.23        “Reagent” means a Bead that incorporates certain Luminex Intellectual Property Rights and that is attached to a molecule or a portion thereof or conjugated to a biological reactant.

1.24        “Sheath Fluid” means fluid that is intended for use as the delivery medium of the sample to the optics component within the LX200 Luminex Instrument and that Is specifically set forth on Exhibit B.

1.25        “Software” means all (i) software provided by Luminex, or provided by a third party on Luminex’s behalf and purchased from Luminex, that manipulates, organizes, compiles, captures, or similarly processes data, from the point of data entry into the Luminex Instrument to the point of data output from the Luminex Instrument, including without limitation digital signal processing software, data acquisition software, instrument calibration operations software, instrument control firmware, graphical user interface software components, and print formatting software features, (ii) software code exposed to DiaCarta by Luminex, or provided to DiaCarta by a third party on Luminex’s behalf and purchased from Luminex, through any interface, and (iii) and all Updates thereto.

1.26        “Specifications” means collectively and individually the specifications for each respective Luminex Product as made available on Luminex’s corporate Website, currently located at www.luminexcorp.com as may be amended from time to time by Luminex.

1.27        “Subdistributor” means an entity appointed by DiaCarta, under the terms and conditions of the Agreement, to distribute Assay Products and/or Luminex Products to End Users.

1.28        “Territory” means the United States of America including its territories and possessions and the Commonwealth of Puerto Rico; countries comprising the European Economic Area as of the Effective Date, and the United Kingdom and Switzerland; the People’s Republic of China (i.e. Mainland China); Taiwan; Hong Kong; and Macau. For avoidance of doubt, with respect to Testing Services, DiaCarta may receive samples or orders from third parties located outside the Territory and perform Testing Services on such samples within the Field in the Territory.

1.29        “Test” means a single use of Beads in the detection or quantification of an analyte for an application.

1.30        “Testing Services” means generating and providing Test and/or Panel results on behalf of a third party. For avoidance of doubt, Testing Services does not include the development, manufacturing, marketing, sale or distribution of Assay Products.

1.31        “Verification Kit” means a performance verification kit that is specifically identified on Exhibit B attached hereto and incorporated herein by reference.

This document contains confidential information and cannot be shared in any format with any third party without the written permission of Luminex Corporation.

EXECUTION COPY

1.32        “Updates” means error corrections and bug fixes to the Software that Luminex makes available generally to its customers free of charge.

ARTICLE 2

DEVELOPMENT AND COMMERCIALIZATION

2.1          Development. DiaCarta shall be responsible, at its expense, for all Assay Products and Testing Services design and development hereunder. Luminex shall have no obligation to develop any Assay Product or Testing Services or supply any Assay Product or Testing Services to DiaCarta. Subject to the terms and conditions of this Agreement, Luminex grants to DiaCarta a limited, fully paid-up, nontransferable (except as specifically provided in Section 12.4 (Assignment) below), royalty-free license under Luminex Intellectual Property Rights to research, design and develop Assay Products and Testing Services in the Field(s) herein contemplated, provided that Assay Products are designed, developed and sold (as applicable) subject to the then-current End User Licenses and Terms and Conditions (as defined below). This license shall not apply to any misappropriation of trade secrets caused by a breach of the confidentiality provisions hereof.

2.2          Responsibility for Securing Required Regulatory Approvals to Commercialize Assay Products. DiaCarta shall be solely responsible for securing and maintaining all regulatory approvals required to sell, market and distribute Assay Products in the Field(s) in the Territory.

2.3          Commercialization of Assay Products within the Field(s). DiaCarta shall Commercialize Assay Products by December 31, 2019.

2.4          Progress Reports. DiaCarta shall keep Luminex reasonably informed as to the progress of DiaCarta’s research and development, regulatory filing status and projected timeline for approval, if applicable, and expected Commercialization timeframes by Field by country within the Territory, which shall include a minimum of two (2) reports per Calendar Year to be submitted within thirty (30) days following the end of the second Quarter and fourth Quarter of each Calendar Year.

2.5          Outsourced Development and/or Manufacturing. DiaCarta shall not have the right to outsource research and development or manufacturing of Assay Products or Testing Services to an Affiliate or a third party without the prior written consent of Luminex; provided that DiaCarta shall be permitted to appoint the following (a) third party (i) Sentinel CH. SpA of Via Robert Koch, 2 - 20152 Milano, Italy, (Ph. +39 02 3455141; Fax. +39 02 34551464), or (b) Affiliates at the following locations (i) Yangzi Sci-Tech Innovation Center, Jiangbei New District, Building A, Floor 21, Nanjing, 210000, China, (ii) 18 Min Zu Blvd., Yi Feng District, Central Business District, Tianjin, 300100, China, and (iii) 736 Mengzi Road, Huangpu District, Shanghai, 200023, China, to conduct research and development and/or manufacture of Assay Products or Testing Services on behalf of DiaCarta.

2.6          Insurance. During the Term of this Agreement, and during any period during which sales are occurring pursuant to Section 8.4 (Effect of Termination), DiaCarta shall, at its sole cost and expense, obtain and keep in force a policy of (i) comprehensive general liability insurance with bodily injury, death and property damage limits of not less than $1,000,000 per occurrence and $2,000,000 in the aggregate, (ii) products liability insurance covering the Assay Products and Testing Services with damage limits of not less than $2,000,000 per occurrence and $5,000,000 in the aggregate, and (iii) an umbrella policy of at least $5,000,000. DiaCarta shall cause Luminex to be named as an additional insured on the comprehensive general liability and products liability insurance policies. Upon the Effective Date, DiaCarta shall furnish Luminex with a certificate of insurance evidencing the insurance required hereunder. DiaCarta will provide to Luminex (i) at least thirty (30) days' prior written notice of any cancellation, termination or material change of such insurance coverage, and (ii) prompt written notice of the occurrence of any event that is reasonably likely to result in a claim being made under such insurance policy.

This document contains confidential information and cannot be shared in any format with any third party without the written permission of Luminex Corporation.

EXECUTION COPY

ARTICLE 3

DISTRIBUTION; LICENSE GRANT AND RESTRICTIONS

3.1         Appointment. Subject to the terms and conditions of this Agreement, Luminex appoints DiaCarta as a distributor solely to End Users and prospective End Users in the Territory of (i) Luminex Products identified on Exhibit B (excluding Beads) for use in the Field(s), and (ii) Assay Products designed solely for use in the Field(s).

3.2         License Grant. Subject to the terms and conditions of this Agreement, Luminex grants to DiaCarta a personal, nontransferable immunity from suit under Luminex’s Intellectual Property Rights, with respect to the re-sale of Luminex Products identified on Exhibit B (excluding Beads) and the sale of Assay Products and Testing Services; provided that Beads are sold only as part of Assay Products and are used once on a single-use basis and not reused, and further provided that Assay Products and Testing Services are designed and sold solely for use in the Field(s) and solely in the Territory, and (with respect to Assay Products and Luminex Products) subject to the then-current End User Licenses and Terms and Conditions. Luminex agrees to grant to End Users of Assay Products a license to use Beads in conjunction with their operation of Luminex Instruments pursuant to the then-current End User Licenses and Terms and Conditions. For avoidance of confusion, DiaCarta shall have no right to sell or perform Testing Services using or involving an Assay Product substantially similar to an Existing Luminex Assay Product that is commercially available as of the Effective Date without the prior written consent of Luminex. In the event that DiaCarta desires to sell or perform Testing Services using or involving an Assay Product substantially similar to an Existing Luminex Assay Product that is developed and commercialized by Luminex on or after the Effective Date, DiaCarta shall notify Luminex in writing and the Parties agree to negotiate in good faith the terms on which Luminex can supply such substantially similar Existing Luminex Assay Product to DiaCarta.

3.3          End User Restrictions. DiaCarta shall include a copy of the applicable End User licenses and Software license agreements, labels and terms and conditions, a copy of which is posted at www.luminexcorp.com or (collectively, the “End User Licenses and Terms and Conditions”) with each Assay Product or Luminex Product, as applicable, shipped to a customer or End User by or for DiaCarta. Luminex shall have the right to change such End User Licenses and Terms and Conditions upon providing thirty (30) days’ advance written notice to DiaCarta, provided that Luminex shall have the right to change such End User Licenses and Terms and Conditions immediately upon providing written notice to DiaCarta prior to December 31, 2018. After such thirty (30) day period, DiaCarta shall be obligated to use the updated End User License and Terms and Conditions in Luminex Products and the newly manufactured batches of Assay Products, and DiaCarta shall use commercially reasonable efforts to (i) make customers and End Users aware of the End User Licenses and Terms and Conditions prior to the consummation of any sale, and (ii) effect and document sales of Assay Products and Luminex Products in such a manner as to legally bind such customers and End Users to the End User Licenses and Terms and Conditions. DiaCarta shall use best efforts to notify Luminex promptly of any violations by End Users of the End User Licenses and Terms and Condition of which DiaCarta becomes aware, and include in any such notice the details of such violation and the identity of the End User(s) involved.

This document contains confidential information and cannot be shared in any format with any third party without the written permission of Luminex Corporation.

EXECUTION COPY

3.4       License Restrictions. DiaCarta shall have no right to sell raw or unconjugated Beads. DiaCarta agrees that the Beads and Luminex Instrument comprise a single system, and the Luminex Instrument may not be used by DiaCarta with microspheres other than the Beads authorized by Luminex. DiaCarta further agrees not to provide or distribute to End Users or third parties any substitute for a Luminex Product (including, without limitation, beads, sheath fluid, and drive fluid) that is not obtained from Luminex for use with Luminex Instruments. DiaCarta shall not provide any Luminex Products or Assay Products to any third party if DiaCarta becomes aware or has reason to believe that such third party has previously used or intends to use (i) a Luminex Instrument with microspheres other than the Beads authorized by Luminex, (ii) the Beads in any manner other than in connection with a Luminex Instrument, or (iii) use any Luminex Products or Assay Products in violation of the applicable End User Licenses and Terms and Conditions. DiaCarta shall not remove, alter, cover or obfuscate any patent markings, copyright notices or other proprietary rights notices placed on or embedded in the Luminex Products or Software, or the packaging and documentation related thereto. During the Term of this Agreement and any time after the termination or expiration of this Agreement, DiaCarta shall not provide, nor shall it instruct nor authorize its Affiliates or any third parties to provide, front line support or maintenance on any Luminex Instruments (including, without limitation, those sold, distributed and/or installed by DiaCarta and/or any third party) without the express prior written consent of Luminex. Any unauthorized support or maintenance performed by DiaCarta in violation of this Agreement shall constitute a material breach of this Agreement.

3.5       No Right to Modify. Software is licensed, and the Luminex Products and non-Software portions of the Luminex Instruments are sold, subject in every case to the condition that such transfer does not convey any license, expressly or by implication, to manufacture, reconstruct, modify, duplicate or otherwise copy or reproduce any of the Luminex Products or Software. DiaCarta shall not, and shall not authorize any third party to, alter, modify, adapt, translate, prepare derivative works from, decompile, reverse engineer, disassemble, or attempt to derive computer source code from any Luminex Product or Software. Requests for information necessary to achieve interoperability with the Luminex Instrument shall be communicated promptly in writing to Luminex. Luminex shall provide such information to DiaCarta, including such application programming interfaces as are necessary to achieve interoperability with the Luminex Instrument. To the extent that Luminex provides DiaCarta with access to any source code to the Software, such source code shall be deemed “Confidential Information” hereunder and DiaCarta shall return the same to Luminex promptly upon request. DiaCarta will notify Luminex immediately upon DiaCarta becoming aware that DiaCarta or any third party has engaged in any of the foregoing prohibited activities, provide Luminex with the detail of any such violation and the identity of the violating party, and to the extent permitted by law, shall cease (to the extent applicable) selling Luminex Products, Assay Products and Testing Services to any such person or entity.

This document contains confidential information and cannot be shared in any format with any third party without the written permission of Luminex Corporation.

EXECUTION COPY

3.6       Distribution Rights Restrictions. DiaCarta shall not have the right to sell and/or distribute Assay Products or any Luminex Products to any third party that is not purchasing such Luminex Products for use as an End User, or to any third party that is licensed (other than through Luminex’s End User Licenses and Terms and Conditions) by Luminex to develop, manufacture, or provide Assay Products, Testing Services, custom assay product development services, or any other products or services in any such case based upon Luminex’s xMAP technology. For the avoidance of doubt, DiaCarta shall not have any right to sell and/or distribute raw or unconjugated Beads.

3.7       Assay Product Use Restrictions. The licenses and rights granted to DiaCarta in this Agreement with respect to development and Commercialization of Assay Products are expressly limited to Assay Products performed on the Luminex Instruments identified on Exhibit B. This Agreement does not grant a license or rights to develop or Commercialize or sell Assay Products for use with any other instrumentation, including other Luminex Instruments not identified on Exhibit B, regardless of compatibility among Luminex’s instrumentation.

3.8       Reservation of Rights. DiaCarta acknowledges and agrees that (i) except as expressly provided in Section 2.1 (Development) and Article 3 (Distribution; License Grant and Restrictions’), no rights or licenses under Luminex’s Intellectual Property are granted hereunder nor shall any such rights or licenses be implied from the terms hereof or by virtue of DiaCarta’s or its customers’ purchase of Luminex Instruments, and (ii) Section 2.1 (Development) and Article 3 shall not imply that purchasers of the Luminex Instrument from DiaCarta obtain any rights under Luminex’s patents and the Software. Luminex will grant End Users the right under Luminex’s patents and the Software to use the Luminex Instrument with Assay Products pursuant to the current or then-current, as appropriate, End User Licenses and Terms and Conditions only when such Assay Products are purchased by the End User. The use by DiaCarta of any Luminex Intellectual Property Rights is authorized only for the purposes herein set forth, and upon termination of this Agreement for any reason, such authorization will immediately cease, subject to the “Survival” provisions of this Agreement. No provision of this Agreement shall be deemed in any way to restrict Luminex’s right to exploit Luminex Products, Luminex Instruments or Beads. Neither DiaCarta nor its customers shall receive any license or rights under the Luminex Intellectual Property Rights by virtue of their purchase of Luminex Instruments other than as expressly set forth herein.

3.9       License Grant to Luminex. DiaCarta hereby grants to Luminex a nonexclusive, perpetual, worldwide, unrestricted license, with the right to grant and authorize sublicenses, under DiaCarta Improvement Patents, to make, have made by licensees of Luminex and/or Luminex, use, import, offer for sale and sell any and all products and components; exploit any and all method or process; and otherwise exploit the DiaCarta Improvement Patents for all purposes. Such license shall be deemed royalty-free and fully paid-up.

This document contains confidential information and cannot be shared in any format with any third party without the written permission of Luminex Corporation.

EXECUTION COPY

3.10     Subdistributors. Subject to all the terms and conditions herein, DiaCarta may appoint Subdistributors (including Affiliates of DiaCarta) within DiaCarta’s normal chain of distribution to sell Assay Products and Luminex Products (excluding Beads other than Control Beads and Calibration Beads) in accordance with the provisions of this Article 3; provided, that DiaCarta shall: (i) take such action as shall be reasonably necessary to advise each such Subdistributor of DiaCarta’s confidentiality and intellectual property obligations under this Agreement; (ii) use reasonable commercial efforts to include in any agreement or contract with such Subdistributors terms substantially commensurate with the restrictions and obligations of DiaCarta hereunder and a provision expressly making Luminex a third-party beneficiary of such agreement or contract; (iii) be liable for any breach by such Subdistributors of this Agreement (as if such Subdistributors were Parties to this Agreement), for any violation of applicable laws or regulations by such Subdistributors and for any improper use, infringement or misappropriation of Luminex’s intellectual property by such Subdistributors; (iv) defend, indemnify and hold Luminex harmless from and against any claims, causes of action, costs, losses or liabilities incurred by Luminex as a result of any such breach, violation, improper use, infringement or misappropriation. DiaCarta shall provide to Luminex by email at the address legal@luminexcorp.com the company information (including name, address and telephone number) for each proposed Subdistributor. Within ten (10) business days, Luminex shall notify DiaCarta by email of Luminex’s decision to approve or not approve such proposed Subdistributor, which approval shall not be unreasonably withheld. In the event that Luminex does not provide its approval decision within such ten (10) business day period as set forth in the preceding sentence, then such proposed Subdistributor shall be deemed to have been approved by Luminex. Except as expressly provided in this Section 3.10 and Section 12.4 (Assignment), DiaCarta shall have no right to assign or sublicense its rights or appoint subdistributors hereunder. For the avoidance of doubt DiaCarta’s distributors of record as of the Effective Date and as indicated in Exhibit E attached hereto and incorporated herein by reference shall not require such approval by Luminex to act as Subdistributors on DiaCarta’s behalf.

3.11     Luminex Product Life Cycle Management. In the event that Luminex decides to discontinue production of a Luminex Instrument or Bead that DiaCarta purchases or distributes pursuant to this Agreement, Luminex shall provide DiaCarta with six (6) months’ prior written notice of the affected Luminex Instrument’s or Bead’s end of sale date and/or the last day the affected Luminex Instrument or Bead can be ordered. Luminex shall continue to provide service support for such discontinued Luminex Instrument (excluding any software support) for a period of five (5) years from the end of sale date, depending upon the availability of spare parts. Furthermore, access to Luminex’s technical support assistance will be available for a period of five (5) years from the effective date of discontinuance for such Luminex Instrument.

3.12     Quality Standard of Assay Products and Testing Services. The rights granted in Section 3.1 (Appointment) and Section 3.2 (License Grant) with respect to the development, manufacture and commercialization of Assay Products, Testing Services and assay products used for Testing Services are expressly subject to the quality standards set forth in this Section 3.12 (Quality Standard of Assay Products and Testing Services). To maintain quality standards and performance of Assay Products, Testing Services and assay products used for Testing Services and to ensure that Assay Products, Testing Services and assay products used for Testing Services are capable of properly performing on Luminex Instruments, DiaCarta shall use a minimum of one-thousand five hundred (1,500) Beads identified on Exhibit B per analyte in each separate utilization of an Assay Product, Testing Service and assay product used for Testing Services, and establish such thresholds for minimum bead usage via the instructions for use accompanying the purchase of such Assay Product, Testing Service and assay product used for Testing Services by the End User. At Luminex’s request, DiaCarta shall provide Luminex a commercially reasonable quantity of each Assay Product, Testing Service and assay product used for Testing Services, or version thereof, for determination of conformance of such use by Luminex. Should Luminex determine that DiaCarta is not employing a minimum of one-thousand five hundred (1,500) Beads identified on Exhibit B per analyte in each separate utilization of an Assay Product, Testing Service and assay product used for Testing Services, within thirty (30) days or receipt of written notification to DiaCarta by Luminex of such non-conformance, DiaCarta shah make the appropriate changes to such Assay Product, Testing Service and assay product used for Testing Services to conform to such use. In the event that DiaCarta does not conform to such use within such thirty (30) day period, Luminex may terminate DiaCarta’s rights with respect to the development, manufacture and commercialization of Assay Products, Testing Services and assay products used for Testing Services in the Field that includes such non-conforming products.

This document contains confidential information and cannot be shared in any format with any third party without the written permission of Luminex Corporation.

EXECUTION COPY

ARTICLE 4

SUPPLY, PRICING AND ROYALTIES

4.1       Supply and Use of Luminex Products. Subject to the terms and conditions of this Agreement, DiaCarta agrees to exclusively purchase from Luminex, and Luminex agrees to use reasonable, diligent efforts to supply to DiaCarta, DiaCarta’s requirements of Luminex Products identified on Exhibit B. To ensure the quality, consistency and authenticity of the Beads, DiaCarta shall exclusively obtain fluorescently-dyed microsphere beads and sheath and drive fluid for use with Luminex Instruments from Luminex and only use the Beads with Luminex Instruments, unless otherwise agreed in writing by Luminex. For clarity, DiaCarta shall not provide or distribute to End Users or third parties any substitute for a Luminex Product (including, without limitation, beads and sheath fluid) that is not obtained from Luminex for use with Luminex Instruments.

4.2       Orders. DiaCarta’s orders for Luminex Products shall be made pursuant to firm, written purchase orders. UNLESS AGREED BY BOTH PARTIES, ANY ADDITIONAL OR INCONSISTENT TERMS OR CONDITIONS OF ANY PURCHASE ORDER, ACKNOWLEDGMENT, INVOICE, PACKING SLIP OR SIMILAR STANDARDIZED FORM GIVEN OR RECEIVED PURSUANT TO THIS AGREEMENT SHALL HAVE NO EFFECT AND SUCH TERMS AND CONDITIONS ARE HEREBY EXCLUDED. FOR THE AVOIDANCE OF DOUBT, SUCH TERMS SHALL BE EXCLUDED NOTWITHSTANDING THE FACT THAT ANY SUCH PURCHASE ORDER, ACKNOWLEDGEMENT, INVOICE, PACKING SLIP OR SIMILAR STANDARDIZED FORM MAY (1) HAVE COME INTO EXISTENCE AFTER THE EFFECTIVE DATE OF THIS AGREEMENT, OR (2) CONTAIN AN “INTEGRATION CLAUSE” OR SIMILAR LANGUAGE INDICATING THAT SUCH DOCUMENT SUPERCEDES AND/OR AMENDS ALL PRIOR DOCUMENTS AND AGREEMENTS.

4.3       Specifications. The current Specifications for the Luminex Products shall be set forth on Luminex’s corporate website www.luminexcorp.com. Luminex may from time to time amend the Specifications by posting the amended Specifications on its website and such amended Specifications shall then be deemed the Specifications applicable under this Agreement.

4.4       Delivery. With respect to exact shipping dates, Luminex shall use its reasonable efforts to ship to DiaCarta quantities of Luminex Products in accordance with purchase orders submitted in accordance with this Agreement. All Luminex Products supplied pursuant to the terms of this Agreement shall be suitably packed for shipment by Luminex and marked for shipment to the facility indicated in the DiaCarta purchase order. All shipments of Luminex Products will be shipped F.C.A, Luminex loading dock (Incoterms 2010). The carrier shall be selected by agreement between Luminex and DiaCarta, provided that in the event no such agreement is reached, Luminex shall select the carrier. All reasonable shipping and insurance costs, as well as any special packaging expenses, shall be paid by DiaCarta.

This document contains confidential information and cannot be shared in any format with any third party without the written permission of Luminex Corporation.

EXECUTION COPY

4.5       Acceptance. All shipments and all shipping and other charges shall be deemed correct and accepted unless Luminex receives from DiaCarta, no later than fifteen (15) days after DiaCarta’s receipt of a given shipment, a written notice specifying the shipment, the purchase order number, and the nature of the discrepancy between the order and the shipment or the nature of the discrepancy in the shipping or other charges, as applicable. DiaCarta shall, at Luminex’s option, return to Luminex or destroy, and provide written certification of destruction, all Luminex Products (excluding Luminex Instruments) purchased under this Agreement, that do not substantially conform to the applicable Specifications in material respects, and DiaCarta shall return to Luminex all Luminex Instruments purchased under this Agreement that do not substantially conform to their respective Specifications in material respects. Luminex may analyze any Luminex Products rejected by DiaCarta for nonconformity and if it is objectively established that the Luminex Products were substantially conforming in all material respects, then DiaCarta shall be responsible for payment for such Luminex Products. AU returns shall be in accordance with Luminex’s written instructions and shall be at Luminex’s expense unless the Luminex Products are objectively determined to be substantially conforming in material respects. Should Luminex’s analysis fail to confirm a Luminex Product’s substantial non-conformance, and should the Parties fail to otherwise resolve the dispute, the Parties shall submit the Luminex Product, or a representative sample thereof, along with a reference batch which has previously been shown by Luminex to substantially conform to the respective Specifications in material respects, to a mutually acceptable independent laboratory and mutually agreeable interrogatories to be answered by such laboratory. The determination of the Luminex Product’s substantial conformance or non-conformance to the Specifications by such independent laboratory shall be binding upon the Parties. Should the laboratory determine that the Luminex Product is substantially conforming in material respects, DiaCarta shall pay all independent laboratory costs and shipping costs to and from DiaCarta, as well as the agreed to price for the Luminex Instruments and list price for the other Luminex Products, and should such laboratory confirm that the Luminex Product is substantially non-conforming in material respects, Luminex shall pay all independent laboratory costs and shipping costs to return the Luinincx Product(s) to DiaCarta.

4.6       Initial Product Purchase Commitment. In lieu of a one-time, non-refundable license fee of [***] for the rights conveyed in the Agreement, DiaCarta shall purchase from Luminex subject to the pricing as set forth in Exhibit B, [***] worth of Luminex Instruments and/or Beads by issuing an irrevocable purchase order totaling no less than such [***] amount for delivery by [***]. In the event that DiaCarta fails to meet such Initial Products Purchase Commitment, Luminex shall have the right to immediately terminate this Agreement with or without providing notice to DiaCarta.

4.7       Luminex Product Pricing. DiaCarta shall pay Luminex for each Luminex Product purchased under this Agreement at its respective price set forth in Exhibit B (collectively, the “Luminex Product Prices”). Luminex, in its sole discretion, may increase any or all of the Luminex Product Prices once a Calendar Year upon providing DiaCarta with thirty (30) days’ advance written notice of such increase; provided that such increase shall not be effective prior to January 1, 2020, and such increase does not exceed [***] percent ([***]%) over the applicable Luminex Product Price in the immediately preceding Calendar Year. Any such increase in the respective Luminex Product Price(s) shall be effective for all such Luminex Products ordered after the expiration of such thirty (30) day period. In addition, Luminex may increase any of the Luminex Product Prices at any time to the extent Luminex is subject to an increase in component pricing or costs associated with the manufacture or production of such Luminex Product. Any such increase in the applicable Luminex Product Price(s) shall be effective for all such Luminex Products ordered after notice of such increase is provided by Luminex to DiaCarta.

This document contains confidential information and cannot be shared in any format with any third party without the written permission of Luminex Corporation.

EXECUTION COPY

4.8       Royalties. Subject to the terms of this Agreement, DiaCarta shall pay to Luminex on a quarterly basis, a royalty on Net Sales of Testing Services and Assay Products (collectively “Royalties”) sold in the field as follows:

Tier 1: [***] in Net Sales in a Calendar Year
Tier 2: [***] in Net Sales in a Calendar Year

By way of example, if DiaCarta achieved [***] in Net Sales in a Calendar Year, then the first [***] of Net Sales would be subject to a Royalty of [***] and the next [***] of Net Sales would be subject to a Royalty of [***]. The Net Sales shall be reset on January 1 of each following Calendar Year.

For avoidance of doubt, Royalties shall be owed for Net Sales of Assay Product and Net Sales of Testing Services occurring during the Term of this Agreement and, unless covered under another agreement between the Parties, prior to the Effective Date.

4.9       Minimum Royalties. DiaCarta agrees that it shall pay to Luminex the following minimum Royalties for each Calendar Year set forth below following the Effective Date (“Minimum Royalties”):

Minimum Royalties:

2018:	$	[***]
2019:	$	[***]
2020:	$	[***]
2021:	$	[***]
2022:	$	[***]
2023:	$	[***]
2024:	$	[***]

For the avoidance of doubt, each annual period above is a Calendar Year.

4.10     Minimum Royalty Shortfall. Any shortfall amount between actual Royalties paid in a particular Calendar Year and the Minimum Royalties set forth above shall be referred to as a “Minimum Royalty Shortfall”. If a Minimum Royalty Shortfall occurs [***] However, if a Minimum Royally Shortfall occurs in any Calendar Year after [***] through the remainder of the Term of this Agreement, such that the actual Royalties paid are less than [***] percent ([***]%) of the Minimum Royalties for such Calendar Year, then Luminex shall have the right, in its sole discretion and at its sole option, to: (i) terminate the Agreement upon providing DiaCarta with thirty (30) days’ prior written notice of its intent to terminate, or (ii) in lieu of termination, allow DiaCarta to cure the default by requiring DiaCarta [***] In the event of termination of the Agreement due to a Minimum Royalty Shortfall DiaCarta shall pay to Luminex in accordance with Section 8.4 (Effect of Termination) the Minimum Royalties for the Calendar Year in which termination is effective and for the following Calendar Year. For the avoidance of doubt and subject to the terms herein (including, without limitation, Luminex’s right to terminate in case of a Minimum Royalty Shortfall), DiaCarta shall be obligated to pay the Minimum Royalties in accordance with this Agreement, regardless of whether paid through payment of actual Royalties or through cash otherwise available to DiaCarta. Payments towards Minimum Royalties made other than through actual Royalties shall be due the earlier of (i) thirty (30) days following the end of each Calendar Year, and (ii) the period set forth in Section 8.4 (Effect of Termination) in the event of a termination.

This document contains confidential information and cannot be shared in any format with any third party without the written permission of Luminex Corporation.

EXECUTION COPY

4.11     Minimum Bead Purchases; Bead Shortfall

(a)     DiaCarta shall purchase the following minimum volumes of Beads during each Calendar Year during the Term of the Agreement (“Minimum Bead Purchases”) as follows:

2018:	[***] mL
2019:	[***] mL
2020:	[***] mL
2021:	[***] mL
2022:	[***] mL
2023:	[***] mL
2024:	[***] mL

For the avoidance of doubt, each annual period is a Calendar Year. To be counted toward the Minimum Bead Purchases in a Calendar Year, DiaCarts’s purchase orders of Beads must indicate shipment dates within the same Calendar Year.

(b)       Bead Shortfall: For the avoidance of doubt DiaCarta shall at all times be obligated to achieve the applicable Minimum Bead Purchases for each Calendar Year. In the event that by November 1 of a Calendar Year, DiaCarta’s actual purchases of Beads (for shipment in the same Calendar Year) are less than the applicable Minimum Bead Purchases for such Calendar Year (“Bead Shortfall”), (i) Luminex shall provide DiaCarta with written notification of such Bead Shortfall; (ii) by November 15 of such Calendar Year, DiaCarta shall submit to Luminex an irrevocable purchase order for Beads that is ..equivalent to the Bead Shortfall and that contains shipment dates no later than December 15 of such Calendar Year; (iii) Luminex shall invoice DiaCarta for such purchase order; and (iv) Luminex shall ship the Beads ordered on the purchase order. Failure to achieve the applicable Minimum Bead Purchases shall be deemed a material breach of the Agreement.

This document contains confidential information and cannot be shared in any format with any third party without the written permission of Luminex Corporation.

EXECUTION COPY

4.12     Minimum Luminex Instrument Purchases. DiaCarta shall purchase the following minimum volumes of Luminex Instruments during each Calendar Year during the Term of the Agreement (“Minimum Luminex Instrument Purchases”) as follows:

2018:	[***]
2019:	[***]
2020:	[***]
2021:	[***]
2022:	[***]
2023:	[***]
2024:	[***]

DiaCarta shall issue an irrevocable purchase order for the Minimum Luminex Instrument Purchase no later than June 30 of the applicable Calendar Year such Minimum Luminex Instrument Purchase applies, for delivery as a single shipment in such applicable Calendar Year.

4.13     Installation of Luminex Instrument. After shipment of a Luminex Instrument and upon receiving at least fourteen (14) days’ prior written notice from DiaCarta along with a completed and accurate Installation Request Form, Luminex and/or a Luminex certified third party will perform on-site installation of such Luminex Instrument(s) at DiaCarta and/or End User locations. During the Term of this Agreement and as long as Luminex continues to perform installations of Luminex Instruments at End User locations, DiaCarta shall pay Luminex for such installations at Lumincx’s then-current standard rate per installation in accordance with payment terms set forth in this Agreement (the “Installation Rate”). DiaCarta agrees that it will schedule training for installed Luminex Instruments to occur no earlier than five (5) days following the scheduled installation. Luminex, in its sole discretion, may increase the Installation Rate at any time upon providing DiaCarta with thirty (30) days’ advance written notice of such increase. In addition, Luminex may increase the Installation Rate at any time to the extent Luminex is subject to a cost increase in providing such installations. Notwithstanding the foregoing, Luminex shall not charge DiaCarta for installations of Luminex Instrument within Luminex’s service coverage areas.

4.14     Conflicts of Interest. The Parties agree and acknowledge that DiaCarta may sell the Assay Products, Testing Services and/or Luminex Products to End Users who purchase other products and services marketed by DiaCarta. and as a result, a conflict of interest may arise. DiaCarta agrees that DiaCarta shall not discount Assay Products, Testing Services, or any Luminex Products in order to achieve higher sales of, or a higher sales price for, another product or service marketed by DiaCarta, in a manner or to an extent that is quantitatively or qualitatively inconsistent with the discounts applicable to the prices of other products or services marketed or sold by DiaCarta to a third party.

This document contains confidential information and cannot be shared in any format with any third party without the written permission of Luminex Corporation.

EXECUTION COPY

4.15     Invoice: Payment; Reporting. Luminex shall submit an invoice to DiaCarta upon shipment of Luminex Products ordered by DiaCarta hereunder. All invoices shall be sent to the following address: 2600 Hilltop Rd., Richmond, California 94806, United States of America or such other address as specified in the purchase order therefore, and each such invoice shall state the amounts due for Luminex Products in a given shipment, plus any insurance, taxes or other costs incident to the purchase or shipment initially paid by Luminex but to be borne by DiaCarta hereunder. DiaCarta shall pay to Luminex all amounts due for the purchase of Luminex Products within thirty (30) days of the date of the applicable invoice. DiaCarta shall pay to Luminex Royalties within forty-five (45) days after the end of each Quarter, and shall accompany each such payment with a written report in the form set forth in Exhibit C, which report, at minimum, shall state the total Net Sales generated in the prior Quarter, the total Royalties due, all supporting data and calculations used by DiaCarta to compute Royalties, the quantity of each type of Testing Services and Assay Products sold within each country within the Territory, and the type and quantity of Beads that DiaCarta uses for development of Testing Services and Assay Products and for incorporation into Testing Services and Assay Products sold by DiaCarta. All payments hereunder shall be made in U.S. Dollars (“US$”) in the United States, without deductions for taxes, fees or charges of any kind, by: (i) direct bank transfer to an account designated in Luminex’s invoice or (ii) check. In the event that DiaCarta is unable to make such payments in the United States, due solely to its inability to export funds from a country of the Territory, DiaCarta shall notify Luminex immediately, and if so instructed by Luminex, deposit all monies due Luminex in an account of Luminex in a local bank of Luminex’s choice within the Territory. If any currency conversion shall be required in connection with the calculation of amounts payable under this Agreement, such conversion shall be made using the selling exchange rate for conversion of the foreign currency into US$, quoted for current transactions reported by http://www.oanda.com for the last business day of the calendar month to which such payment pertains. Any late payments shall bear interest at the rate of one percent (1.0%) per month or the highest rate permitted under applicable law, whichever is less, based on the number of days overdue.

4.16     Taxes.

(a)    Any and all amounts payable hereunder do not include any government taxes (including without limitation sales, use, excise, and value added taxes) or duties imposed by any governmental agency that are applicable to the export, import, or purchase of the Luminex Products (other than taxes on the net income of Luminex), and DiaCarta shall bear all such taxes and duties. Unless Luminex is otherwise required to remit by law, DiaCarta shall be responsible for remittance of all taxes and duties owed to applicable authorities. When Luminex has the legal obligation to collect and/or pay such taxes, the appropriate amount shall be added to, and separately stated on, DiaCarta’s invoice and paid by DiaCarta, unless DiaCarta provides Luminex with a valid tax exemption certificate authorized by the appropriate taxing authority.

(b)    All payments by DiaCarta specified hereunder are expressed as net amounts and shall be made free and clear of, and without reduction for, any withholding taxes. Any such taxes, which are otherwise imposed on payments to Luminex shall be the sole responsibility of DiaCarta. DiaCarta shall provide Luminex with official receipts issued by the appropriate taxing authority or such other evidence as is reasonably requested by Luminex to establish that such taxes have been paid. If Luminex uses a foreign tax credit received by Luminex as a result of the payment of withholding taxes by DiaCarta and thereby reduces the amount of U.S. income tax that Luminex otherwise would have paid, Luminex shall refund to DiaCarta the amount of such reduction with respect to such foreign tax credit.

This document contains confidential information and cannot be shared in any format with any third party without the written permission of Luminex Corporation.

EXECUTION COPY

4.17     Records; Inspection. DiaCarta shall keep complete, true and accurate books of accounts and records for the purpose of determining compliance with this Agreement and with Luminex End User Licenses and Terms and Conditions for at least three (3) years following the end of the Quarter to which they pertain. Such books and records and DiaCarta’s facilities will be open for inspection during such three (3)-year period and the three (3) months following such period by Luminex or an independent auditor, chosen by Luminex and reasonably acceptable to DiaCarta, at DiaCarta’s site for the purpose of, among other things, (i) verifying the amounts payable by DiaCarta under this Article 4, (ii) reconciling the purchase of Beads hereunder with actual usage of such Beads in Assay Products shipped and Testing Services developed or provided, (iii) verifying compliance with the Quality Standards for Assay Products and Testing Services set forth in Article 3, (iv) verifying compliance with requirements for proper storage and keeping of Luminex Products in accordance with the terms and conditions included with such Luminex Products, (v) verifying compliance with the requirements herein that DiaCarta only purchase and distribute or use Luminex-provided spare parts for service and maintenance of Luminex Instruments, (vi) verifying compliance with the requirements herein related to use, distribution and enforcement of the End User Licenses and Terms and Conditions, and (vi) otherwise verifying DiaCarta’s compliance with the terms of this Agreement, including, without limitation, those set forth in Articles 2 (Development and Commercialization) and 3 (Distribution; License Grant and Restrictions’). Such on-site inspections may be made no more than once each Calendar Year, at reasonable times and on reasonable notice, except that in the event of a noncompliance, additional quarterly inspections may be made until the noncompliance has been fully remediated. Inspections conducted under this Section 4.17 shall be at the expense of Luminex, unless a variation or error producing an underpayment in amounts payable exceeding [***] percent ([***]) of the amount paid for the period covered by the inspection is established inuTe course of any such inspection, whereupon all reasonable fees and costs relating to the inspection for such period and any unpaid amounts that are discovered shall be paid by DiaCarta, together with interest as specified in Section 4.15. The Parties will endeavor to minimize disruption of DiaCarta’s normal business activities to the extent reasonably practicable. For avoidance of confusion, the rights and obligations of this Section 4.17 shall apply to all Assay Products and Testing Services running on xMAP technology.

4.18     Forecasts. Upon the Effective Date of the Agreement, DiaCarta shall provide in writing to Luminex a rolling forecast by Quarter of quantities, if any, of DiaCarta’s anticipated requirements of Luminex Products for each Quarter during the twelve (12) month period commencing on the date of such forecast. Such forecast shall not create a binding obligation on the part of either Luminex or DiaCarta, except as specified below. In addition, such rolling forecast shall provide DiaCarta’s forecasted requirements for Luminex Instruments on a region-by-region (i.e. North America, European Union, etc.) basis. Such forecast shall be provided in the form set forth in Exhibit D attached hereto and incorporated herein by reference, and shall not create a binding obligation on the part of either Luminex or DiaCarta but shall be used only for inventory planning purposes. Such Quarterly rolling forecasts shall be updated by DiaCarta at least thirty (30) days prior to the end of each Quarter, and shall provide DiaCarta’s forecasted orders for the subsequent four (4) Quarters.

ARTICLE 5
COMMITMENT OF EFFORTS AND COMPLIANCE WITH LAWS

5.1       Commitment of Efforts. To avoid conflicts of interest, DiaCarta and its Affiliates will not, directly or through third parties, market, sell or otherwise distribute any materials, technologies or products that are used in performing Multiplexed Assays in the Fields, other than Assay Products, and Luminex Instruments as set forth hereunder. Failure to comply with this Section 5.1 shall give Luminex the right to terminate the Agreement pursuant to Section 8.3 (Termination by Luminex)

This document contains confidential information and cannot be shared in any format with any third party without the written permission of Luminex Corporation.

EXECUTION COPY

5.2       Compliance with Laws.

(a)    Each Party shall furnish to the other Party any information required by that Party during the Term of this Agreement to enable that Party to comply with the requirements of any U.S. or foreign state and/or government agency.

(b)    DiaCarta shall not register, and shall not authorize or direct a third party on its behalf to register, any Luminex Products with any regulatory authority in any country within the Territory without Luminex’s prior written consent, which consent may be withheld at Luminex’s sole discretion. In the event that Luminex provides such prior written consent for DiaCarta to register any Luminex Products in any country in the Territory, (i) DiaCarta shall provide Luminex with one-hundred and eighty (180) days’ written notice prior to any such registration, (ii) DiaCarta shall inform Luminex of any regulatory or registration requirements with respect to such Luminex Products, and (iii) upon Luminex’s request, DiaCarta shall provide copies to Luminex of any current regulatory or governing body registrations of Luminex Products on a country-by-country, territory-by-territory basis. In the event that registration of such Luminex Product(s) is granted by a regulatory authority or governing body to DiaCarta or an agent of DiaCarta, the DiaCarta will, at all times and to the fullest extent allowed by law, permit Luminex and its Affiliates and each of their respective designated representatives, agents, and licensees to share in the benefits of such registration and all rights conveyed thereby, including, without limitation, the ability to take physical possession of the registration as necessary from time to time for Luminex and such other entities to conduct business in an applicable country or territory within the Territory. Upon the written request of Luminex, DiaCarta shall promptly and permanently transfer ownership and possession of any registration to Luminex upon reasonable commercial terms. Any registration of any Luminex Product or attempted registration of any Luminex Product, without Luminex’s prior written consent, shall constitute a material breach of this Agreement.

(c)    DiaCarta shall prepare, provide and sell Testing Services and Assay Products in accordance with all applicable federal, state, local, regional, provincial, and foreign laws and regulations pertaining thereto and shall be responsible for securing and maintaining required regulatory approvals at DiaCarta’s expense. Each Party shall be responsible for complying with all directives, laws, rules and regulations relating to the performance of its obligations and exercise of its rights hereunder, including, without limitation, regulatory reporting regulations. DiaCarta shall cooperate with Luminex in any recalls for any and all Luminex Products (including calibrators, controls and Sheath Fluid). DiaCarta agrees to cooperate with Luminex, including without limitation, providing required documentation, in order to obtain export (and, if applicable, import) licenses or exemptions for the Luminex Products. Each Party warrants that it will comply with applicable laws and regulations governing imports and exports in effect from time to time. DiaCarta shall be responsible for maintaining records of and responding to all complaints regarding the Luminex Products, Assay Products and Testing Services. DiaCarta shall provide Luminex with written notice of all complaints related to Luminex Products.

This document contains confidential information and cannot be shared in any format with any third party without the written permission of Luminex Corporation.

EXECUTION COPY

(d)        DiaCarta shall inform Luminex of any regulatory or registration requirements with respect to any Assay Products and Testing Services. Prior to Luminex’s shipment of a Luminex Product into the Territory, DiaCarta will ensure that Luminex has satisfied all applicable regulatory and registration requirements and provide any assistance necessary for DiaCarta to satisfy such requirements. DiaCarta shall be responsible for all costs associated with satisfying all localization (i.e. translation of documents, etc.) requirements with respect to Luminex Products, Assay Products and Testing Services related to its activities under this Agreement. Luminex will use commercially reasonable efforts to share with the DiaCarta any relevant and previously localized materials in its possession. With respect to localization requirements, DiaCarta shall either (i) use a certified local translator or (ii) request that Luminex, at DiaCarta’s expense, coordinate the translation of relevant documents and Luminex shall invoice DiaCarta for such services. In the event that DiaCarta elects to use a Luminex approved translator, DiaCarta shall provide all translated documents to Luminex for Luminex’s review and approval no less than thirty (30) days prior to DiaCarta’s use of such documents. Luminex has sole discretion to not register, or to not allow DiaCarta to register, a Luminex Product in a particular country due to regulatory requirements not being satisfied.

(e)        In the event that a regulatory authority or governing body requires an on-site inspection of Luminex’s manufacturing facility as part of the registration process for DiaCarta’s Assay Products, the Testing Services or the Luminex Products, DiaCarta shall provide Luminex at least sixty (60) days’ prior written notice of such inspection. Such on-site inspection(s) shall be at reasonable times and shall be scheduled upon mutual agreement of the Parties. DiaCarta shall be solely responsible for all lodging, travel and ancillary expenses of any such inspectors.

ARTICLE 6

MAINTENANCE, SUPPORT AND TRAINING

6.1        Maintenance and Support. Luminex and/or a Luminex certified third party will provide front line support and maintenance for Luminex Instruments to DiaCarta during the Warranty Period. Following the expiration of the Warranty Period, Luminex shall provide support and maintenance for DiaCarta only if DiaCarta separately executes Luminex’s standard maintenance agreement. DiaCarta at all times shall be exclusively and solely responsible for providing all maintenance and technical support required for the Assay Products and Testing Services. In the event that Luminex permits DiaCarta to provide front line support and maintenance for Luminex Instruments (and under any and all circumstances), DiaCarta, from the Effective Date forward, including after any expiration or termination of this Agreement, shall at all times purchase, source and use all spare parts for Luminex Instruments directly from Luminex and not from any third party. Failure to comply with this Section 6.1 shall constitute a material breach of this Agreement.

6.2        Training. At DiaCarta’s request or an End User’s request (which can be made via-email), Luminex will provide DiaCarta or the requesting End User who purchased a Luminex Instrument under this Agreement, as applicable, either (i) the then-current instructor led introductory training course on the use of such Luminex Instrument, including lunch and study materials, at Luminex’s facilities in in Austin, Texas or in ‘s-Hertogenbosch, Netherlands or in Shanghai, China, or (ii) a comparative internet-based introductory training course(s) on the use of such Luminex Instrument. Luminex shall only provide such training within three (3) months of installation of each such Luminex Instrument at an End User’s or DiaCarta’s site. DiaCarta shall be solely responsible for all lodging and travel expenses of End Users and its personnel. For each Luminex Instrument purchased by DiaCarta under this Agreement, such training course will be provided free of charge to one individual. The cost for each additional person attending the training will be Luminex’s standard charge for such training at such time the training is provided.

This document contains confidential information and cannot be shared in any format with any third party without the written permission of Luminex Corporation.

EXECUTION COPY

6.3        Additional Training Courses. At DiaCarta’s written request (which can be made via e-mail) and expense, Luminex may, at its sole discretion and on terms and conditions acceptable to Luminex, provide additional training courses to DiaCarta, its Affiliates, its permitted Subdistributors, End User purchasers of Luminex Instruments, and other designated third parties.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES

7.1        Geographic Limitation. THE WARRANTY SET FORTH IN THIS ARTICLE 7 IS APPLICABLE ONLY TO LUMINEX PRODUCTS INITIALLY SOLD AND THEREAFTER LOCATED IN NORTH AMERICA, THE COUNTRIES THAT COMPRISE THE EUROPEAN UNION AS OF THE EFFECTIVE DATE (EXCLUDING CYPRUS AND MALTA), AND OTHER COUNTRIES AS LISTED ON LUMINEX’S WEBSITE AT WWW.LUMINEXCORP.COM, AS UPDATED FROM TIME TO TIME BY LUMINEX (COLLECTIVELY, “WARRANTY COVERAGE COUNTRIES”). LUMINEX MAKES NO WARRANTY, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO PRODUCTS SOLD, DISTRIBUTED, LOCATED OR USED OUTSIDE OF THE WARRANTY COVERAGE COUNTRIES. PRODUCTS SOLD OUTSIDE OF THE WARRANTY COVERAGE COUNTRIES ARE SOLD ONLY ON AN “AS IS, WHERE IS” BASIS. TO THE EXTENT THAT THE FOREGOING DISCLAIMERS ARE INVALID OR UNENFORCEABLE UNDER THE LAWS OF ANY JURISDICTION, THE WARRANTY, DISCLAIMER, LIMITATION OF LIABILITY AND OTHER PROVISIONS SET FORTH BELOW SHALL THEREUPON BE EFFECTIVE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW.

7.2        Limited Product Warranty. Notwithstanding DiaCarta’s acceptance thereof, Luminex warrants to DiaCarta that until the earlier of (a) one (1) year from shipment to an End User, (b) fifteen (15) months from shipment to DiaCarta, or (c) the expiration of the Luminex Product in accordance with the labeling therefor (the applicable foregoing period shall be referred to as the “Warranty Period”), each unit of Luminex Product (each, a “Product Unit”) will substantially conform to the applicable Specifications therefore, except for any nonconformance caused by failure to use such Product Unit in accordance with restrictions on use set forth in this Agreement and documentation provided by Luminex that accompanies such Product Unit, including but not limited to the instructions for use; provided, that Luminex is reasonably satisfied that any claimed nonconformities actually exist and were not caused by unusual physical or electrical stress, misuse, neglect, alteration, improper installation, unauthorized repair or improper testing. Notwithstanding the foregoing, the warranty provided herein specifically excludes any software, hardware, or Kits not provided by Luminex. Subject to Luminex’s warranty return policies for a Product Unit as set forth in Section 7.3 below, Luminex’s sole liability and DiaCarta’s exclusive remedy for breach of the warranty set forth in this Section 7.2, shall be, at Luminex’s option, repair or replacement of the non-conforming Product Unit with a conforming Product Unit.

This document contains confidential information and cannot be shared in any format with any third party without the written permission of Luminex Corporation.

EXECUTION COPY

7.3        Warranty Return Policies. In the event that a Product Unit fails to conform to the warranty set forth in Section 7.2 (Limited Product Warranty) during the Warranty Period: (i) DiaCarta shall notify Luminex in a timely manner in writing that such Product Unit failed to conform and shall furnish a detailed explanation of any alleged nonconformity; and (ii) at Luminex’s option and election, DiaCarta shall return such non-conforming Product Unit to Luminex’s manufacturing facility or destroy such Product Unit and provide Luminex with written certification of destruction. Except as expressly provided in this Section 7.3 (Warranty Return Policies), DiaCarta shall not have the right to return any Product Unit to Luminex without Luminex’s prior written consent.

7.4        No Additional Warranties. EXCEPT AS EXPRESSLY PROVIDED HEREIN, LUMINEX MAKES NO WARRANTIES OR CONDITIONS (EXPRESS, IMPLIED, STATUTORY OR OTHERWISE) WITH RESPECT TO THE SUBJECT MATTER HEREOF, AND LUMINEX SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES OR CONDITIONS, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON- INFRINGEMENT.

7.5        DiaCarta’s Manner of Representing Products. DiaCarta agrees not to represent the Luminex Products in a manner that is inconsistent with the applicable Specifications or otherwise misrepresent any of the Luminex Products.

ARTICLE 8

TERM AND TERMINATION

8.1        Term. The initial term of this Agreement shall commence on the Effective Date and continue in full force and effect until December 31, 2024 (the “Initial Term”), unless earlier terminated by either Party in accordance with this Article 8 (Term and Termination). Upon expiration of the Initial Term, this Agreement shall renew only upon the mutual written agreement of the Parties (“Renewal Term”), the terms of which shall include, at a minimum, new Minimum Royalties (the Initial Term and any Renewal Term shall be referred to as the “Term”).

8.2        Termination for Breach. In addition to any other termination rights set forth in this Agreement, either Party may terminate this Agreement if the other Party breaches any material term or condition of this Agreement and fails to remedy such breach within sixty (60) days after receiving written notice from the non-breaching Party stating the nature of the breach and its intent to terminate, provided, however, that termination under this Section 8.2 shall not relieve DiaCarta of its payment obligations under this Agreement. For the avoidance of doubt, a violation by DiaCarta of any provisions in Section 2.1 (Development), Section 2.5 (Outsourced Development and/or Manufacturing), Section 2.6 (Insurance), Article 3, Section 4.9 (Minimum Royalties), Section 4.10 (Minimum Royalty Shortfall), Section 4.11 (Minimum Bead Purchases; Bead Shortfall), and/or Section 4.14 (Conflicts of Interest), failure to provide a report under Section 4.15 (Invoice; Payment; Reporting), and non-payment or late payment by DiaCarta of any amounts due under this Agreement, shall be deemed a material breach under this Section. Specific references in this Agreement referring to particular provisions as material terms and conditions for purposes of this Section 8.2 should not be construed as indicating that provisions without such references are not material terms and conditions.

This document contains confidential information and cannot be shared in any format with any third party without the written permission of Luminex Corporation.

EXECUTION COPY

8.3        Termination by Luminex. In addition to any termination rights set forth in this Agreement, Luminex at any time shall have the right to:

(a)    immediately terminate this Agreement in its entirety if DiaCarta fails to meet any of its obligations set forth in Section 2.2 (Responsibility for Securing Required Regulatory Approvals to Commercialize Assay Products) and fails to cure such non-compliance within thirty (30) days of receiving written notice from Luminex of such non-compliance;

(b)    immediately terminate DiaCarta’s rights and licenses to a Field if DiaCarta fails to comply with any of its obligations set forth in Section 2.3 (Commercialization of Assay Products within the Field(s)) for such particular Field and fails to cure non-compliance within ninety (90) days of receiving written notice from Luminex of such non-compliance; and/or

(c)    immediately terminate DiaCarta’s rights and licenses under this Agreement if DiaCarta fails to comply with any of its obligations set forth in Article 5 (Commitment of Efforts and Compliance with Laws) and fails to cure such non-compliance within ten (10) days of receiving written notice from Luminex of such non-compliance.

In the event that Luminex terminates DiaCarta’s rights to all of their granted Field(s), then Luminex may immediately terminate the Agreement in its entirety.

8.4        Effect of Termination. Upon termination of DiaCarta’s rights to a Field, all rights and licenses granted to such Field shall immediately cease except as otherwise expressly set forth in this Agreement, and DiaCarta shall immediately cease use of all Luminex Products in such Field except as expressly and specifically set forth in the Luminex End User Licenses and Terms and Conditions pertaining to the Luminex Products. Upon termination or expiration of this Agreement in its entirety, all rights and licenses granted herein shall immediately cease except as otherwise expressly set forth in this Agreement, and DiaCarta shall immediately cease use of any of the Luminex Products except as expressly and specifically set forth in the Luminex End User Licenses and Terms and Conditions pertaining to the Luminex Products.

(a)        Post Termination Sales Period. In the event of a termination of DiaCarta’s rights to a Field or a termination of this Agreement not due to DiaCarta’s material breach, DiaCarta may, at DiaCarta’s option: (i) for a period of six (6) months after the effective date of termination of DiaCarta’s rights to a Field or of this Agreement, as applicable, and provided that the applicable Royalties are paid to Luminex, sell Luminex Instruments identified on Exhibit B and Assay Products and Testing Services, that, in each case, are in DiaCarta’s inventory (in the case of termination of DiaCarta’s rights to a Field, only DiaCarta’s inventory existing for such Field) as of the effective date of termination of the Field or of this Agreement, as applicable, or (ii) return to Luminex unsold Luminex Instruments identified on Exhibit B that are existing in DiaCarta’s inventory (in the case of termination of DiaCarta’s rights to a Field, only DiaCarta’s inventory existing for such Field) as of the effective date of termination of this Agreement for a refund of the applicable purchase price less a re-stocking fee of twenty percent (20%); provided that such Luminex Instruments have not been contained in DiaCarta’s inventory for more than one (1) year prior to the return date to Luminex. For the avoidance of doubt, DiaCarta shall not order Luminex Products from Luminex after the effective date of termination of this Agreement to facilitate sales under this Section 8.4 (Effect of Termination).

This document contains confidential information and cannot be shared in any format with any third party without the written permission of Luminex Corporation.

EXECUTION COPY

(b)        Effect of Termination Due to Expiration. In the event of expiration of this Agreement, DiaCarta shall pay to Luminex all past due and unpaid amounts, including, without limitation, Royalties and Minimum Royalties, within fifteen (15) days after expiration of the Agreement.

(c)        Effect of Termination Due to DiaCarta’s Breach. In the event of any termination of DiaCarta’s rights to a Field or termination of this Agreement pursuant to Section 4.10 (Minimum Royalty Shortfall), Section 8.2 (Termination for Breach) (other than due to a breach by Luminex) or Section 8.3 (Termination by Luminex), DiaCarta shall pay to Luminex: (i) all amounts due and payable under this Agreement, including, without limitation, all past due Royalties and Minimum Royalties, (ii) pursuant to Section 4.10 the Minimum Royalties for the Calendar Year in which termination is effective and for the following Calendar Year, and (iii) all unpaid Royalties in excess of the Minimum Royalties accruing through the effective date of such termination. Such payments shall be due to Luminex no later than thirty (30) days following the effective date of termination of DiaCarta’s rights to a Field or of this Agreement, as applicable. For the avoidance of doubt, in the event of termination of DiaCarta’s rights to a Field, the terms and conditions of this Agreement pertaining to other Fields and any terms that continue to survive termination of a Field shall continue to remain in effect and govern the Parties’ relationship for the remaining Term of the Agreement.

(d)        Effect of Termination Due to Luminex’s Breach. In the event that this Agreement is terminated pursuant to Section 8.2 (Termination for Breach) due to a material breach by Luminex, DiaCarta shall pay to Luminex: (i) all amounts due and payable under this Agreement, including, without limitation, all past due Royalties and Minimum Royalties, (ii) the Minimum Royalties for the Calendar Year in which termination is effective (calculated on a pro-rata basis), and (iii) all unpaid Royalties in excess of the Minimum Royalties accruing through the effective date of termination. Such payments shall be due to Luminex no later than thirty (30) days following the later to occur of (a) the effective date of termination of this Agreement, or (b) if applicable, the effective date of termination of any post-termination sales period pursuant to this Section 8.4 (Effect of Termination).

8.5        Return of Materials. Within thirty (30) days after the effective date of termination or expiration of this Agreement, the Receiving Party (as defined in Article 10), at the Disclosing Party’s option, shall (i) destroy the Disclosing Party’s Confidential Information (as defined in Article 10) provided to the Receiving Party, and provide the Disclosing Party with written certification of such destruction, or (ii) return, at the Disclosing Party’s expense, such Confidential Information to the Disclosing Party or its designee, as the Disclosing Party may direct, via a method specified by the Disclosing Party. The Receiving Party shall not make or retain any copies of any of the Disclosing Party’s Confidential Information that may have been entrusted or provided to the Receiving Party except the Receiving Party may retain one (1) archival copy of the Disclosing Party’s Confidential Information; provided that the Receiving Party maintains such Confidential Information in a secured area and facility and continues to comply with its confidentiality obligations under Article 10 (Confidentiality).

This document contains confidential information and cannot be shared in any format with any third party without the written permission of Luminex Corporation.

EXECUTION COPY

8.6        Survival. It is understood that termination of this Agreement shall not relieve a party from any liability which, at the time of such termination, has already accrued to the other party. The provisions of Articles 3 (Distribution; License Grant and Restrictions) and 5 (Commitment of Efforts and Compliance with Laws) and Sections 2.6 (Insurance), 4.8 (Royalties), 4.9 (Minimum Royalties), 4.10 (Minimum Royalty Shortfall), 4.14 (Conflicts of Interest), and 4.15 (Invoice; Payment; Reporting), shall survive during the period during which DiaCarta has a continuing right to sell Luminex Instruments, Assay Products, and Testing Services pursuant to Section 8.4 (Effect of Termination) after termination of this Agreement. In addition, the following provisions shall survive any expiration or termination of this Agreement: Articles 7 (Representations and Warranties), 10 (Confidentiality), 11 (Indemnification) and 12 (Miscellaneous), and Sections 3.8 (Reservation of Rights), 3.9 (License Grant to Luminex), 3.11 (Luminex Product Life Cycle Management), 4.8 (Royalties) (to the extent there are outstanding Royalties due to Luminex), 4.9 (Minimum Royalties) (to the extent there are any outstanding Minimum Royalties), 4.10 (Minimum Royalty Shortfall), 4.15 (Invoice; Payment; Reporting) (to the extent there are any outstanding payments due to Luminex), 4.16 (Taxes) (to the extent there are any outstanding payments due to Luminex), 4.17 (Records; Inspection), 5.2 (Compliance with Laws), 8.4 (Effect of Termination), 8.5 (Return of Materials), and 8.6 (Survival). Except as otherwise expressly provided in this Article 8, all other rights and obligations of the Parties shall terminate upon termination of this Agreement.

ARTICLE 9
TRADEMARKS

9.1        Luminex Trademarks. Subject to the provisions of this Article 9, during the Term of this Agreement, DiaCarta may advertise the Luminex Products, Testing Services, and Assay Products under the trademarks, marks, and trade names of Luminex set forth on Luminex’s corporate website located at www.luminexcorp.com, as the same may be amended in writing by Luminex from time to time (the “Luminex Trademarks”); provided that DiaCarta shall at all times fully comply with the restrictions set forth herein and in the trademark usage guidelines located on Luminex’s corporate website at www.luminexcorp.com, as such guidelines may be amended by Luminex from time to time (collectively, the “Trademark Usage Guidelines”). For avoidance of doubt, DiaCarta may not publicize, in any form or medium, that such Assay Products or Testing Services were developed or approved by Luminex or are being performed by Luminex or on behalf of Luminex by DiaCarta. DiaCarta shall not modify Luminex’s branding of Luminex Products. All representations of Luminex Trademarks that DiaCarta intends to use shall first be submitted to Luminex for confirmation that such use would comply with Luminex’s Trademark Usage Guidelines (which confirmation shall be deemed given if Luminex does not respond within sixty (60) business days of such submission) of design, color and other details, or shall be exact copies of those used by Luminex.

9.2        Use. DiaCarta shall not alter or remove any Luminex Trademarks affixed to or otherwise contained on or within the Luminex Products, or the packaging or documentation therefor. All uses of Luminex Trademarks will inure solely to Luminex, DiaCarta shall obtain no rights with respect to any Luminex Trademarks, other than as expressly set forth herein, and DiaCarta irrevocably assigns to Luminex all such right, title and interest, if any, in any Luminex Trademarks. At no time during or after the Term of this Agreement shall DiaCarta challenge or assist others to challenge the Luminex Trademarks (except to the extent expressly required by applicable law) or the registration thereof or attempt to register any trademarks, marks or trade names confusingly similar to Luminex Trademarks. Luminex and DiaCarta shall enter into registered user agreements with respect to Luminex Trademarks pursuant to applicable trademark law requirements worldwide.

This document contains confidential information and cannot be shared in any format with any third party without the written permission of Luminex Corporation.

EXECUTION COPY

9.3        DiaCarta Trademarks. Subject to any trademark usage guidelines provided by DiaCarta to Luminex in writing, Luminex shall have the right during the Term to use DiaCarta’s name and trademarks (collectively, “DiaCarta Trademarks”) in Luminex’s promotional and marketing materials for the purpose of promoting Luminex’s and/or DiaCarta’s products and services and to identify DiaCarta as a customer and licensee of Luminex’s technology.

ARTICLE 10
CONFIDENTIALITY

10.1     Non-Disclosure. For purposes of this Agreement, “Confidential Information” means information of a confidential or proprietary nature relating to the business, products, technology or finances of a Party hereto and designated in writing at the time of disclosure as “Confidential” or, in the event of oral disclosure, confirmed to be “Confidential” in writing within thirty (30) days after the initial oral disclosure, or any information of a third party that was disclosed under a confidentiality arrangement with a Party hereto. Each Party (the “Receiving Party”) shall (a) keep completely confidential and will not publish or otherwise disclose (except to its Affiliates, employees, agents or consultants having a need to know and only to the extent needed) and (b) shall not use such Confidential Information except as expressly permitted under the terms of this Agreement or as otherwise authorized in writing by the other Party (the “Disclosing Party”). Without limiting the foregoing, the Receiving Party will use at least the same standard of care as it uses to protect its own proprietary or confidential information to ensure that its Affiliates, employees, agents and consultants do not disclose or make unauthorized use of the Disclosing Party’s Confidential Information, but in no event less than reasonable care. All Confidential Information shall be subject to this Article 10 for a period of five (5) years from the date of disclosure by the Disclosing Party. This Agreement and the terms contained herein shall be considered Confidential Information of both Parties.

10.2      Exceptions. Notwithstanding Section 10.1, the Receiving Party shall have no liability to the Disclosing Party with regard to any Confidential Information that: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party, generally known or available; (b) is known by the Receiving Party at the time of receiving such information, as evidenced by its records; (c) is hereafter furnished to the Receiving Party by a third Party having the legal right to do so and without restriction on disclosure; (d) is independently developed by the Receiving Party without the aid, application or use of the Confidential Information; or (e) is required to be disclosed by law or court order; provided, that the Receiving Party shall provide reasonable advance notice to enable the Disclosing Party to seek a protective order or otherwise prevent such disclosure.

10.3      Publicity. DiaCarta shall obtain Luminex’s prior written consent as to form and substance prior to making any press release, public announcement or public statement regarding the relationship set forth in this Agreement, including any future product developments, technical publications or product technology comparisons. Once DiaCarta has obtained Luminex’s written consent to issue any press release or other public disclosure, DiaCarta may subsequently release or issue such approved information without the need to obtain additional approval from the other Party for each such subsequent identical or substantially similar use. Notwithstanding the foregoing, DiaCarta shall be permitted to disclose any details regarding this relationship to the extent required by law.

This document contains confidential information and cannot be shared in any format with any third party without the written permission of Luminex Corporation.

EXECUTION COPY

ARTICLE 11
INDEMNIFICATION

11.1      Luminex Indemnity. Luminex shall defend and/or settle any claim, complaint, suit, proceeding, liability, demand, loss, cost, expense or cause of action (collectively and individually referred to as a “Claim”) to the extent brought against DiaCatta by a third party for infringement of any patents, copyrights and trademark of any third party by the Luminex Products, as delivered by Luminex hereunder, subject to the requirements of this Section 11.1 (Luminex Indemnity) and Section 11.2 (Alternatives) below. Luminex shall pay all resulting damages or settlement amounts finally awarded against DiaCarta (including reasonable attorneys’ fees, legal expenses and court costs) to the extent attributable to such Claim. Notwithstanding the provisions of this Section 11.1, Luminex will not have any obligation under this Article 11 to the extent a Claim for infringement is based upon (i) indirect or contributory infringement, (ii) a modified Luminex Product or any portion thereof if such infringement would have been avoided by use of the Luminex Product or portion thereof as provided by Luminex, (iii) use of the Luminex Product or any portion thereof in applications or for purposes other than for which the same were intended, (iv) completed products or equipment or any assembly, combination, method or process in which the Luminex Products are used, to the extent the infringement would not have resulted if the Luminex Products were used alone, (v) continuation of allegedly infringing activity after being provided modifications that would have avoided the alleged infringement without materially altering the functionality of the Luminex Product, and (vi) the development, design, manufacture, use, handling, storage, importation, sale, distribution or other disposition of Assay Products or Testing Services (except to the extent resulting from the Beads forming a part thereof). DiaCarta shall (i) promptly notify Luminex of each Claim, (ii) provide Luminex with sole control over the defense and/or settlement thereof, and (iii) at Luminex’s request and expense, provide full information and reasonable assistance to Luminex with respect to such Claims.

11.2      Alternatives. Without limiting Section 11.1 (Luminex Indemnity) above, if a court of valid jurisdiction determines that the Luminex Products or any portion thereof infringes any third party intellectual property rights, or if in Luminex’s reasonable judgment such infringement likely exists, Luminex, at its option and expense, may (i) procure for DiaCarta the right under such third party intellectual property rights to use the Luminex Products in accordance with the terms and conditions of this Agreement; (ii) replace the infringing portion of the Luminex Products or Beads with other suitable non-infringing product having functionality substantially the same as the infringing portion of the Luminex Products so replaced; (iii) modify the Luminex Products with products having substantially the same functionality as the infringing products to make the same non-infringing; or (iv) in the event (i), (ii) or (iii) above are not cured within sixty (60) days from the date of occurrence or commercially not practicable in Luminex’s judgment, require that DiaCarta remove the Luminex Products or any portion thereof from use, in which event DiaCarta may terminate this Agreement by written notice to Luminex.

11.3      DiaCarta Indemnity. Except for warranty claims for which Luminex is liable under Article 7 (Representations and Warranties), and infringement claims for which Luminex is liable under Section 11.1 (Luminex Indemnity), DiaCarta agrees to defend, indemnify and hold Luminex and its Affiliates and each of their respective officers, directors, employees, representatives and agents (collectively, “Luminex Indemnitees”) harmless from and against any Claim (including attorneys’ fees) brought by a third party against any Luminex lndemnitee arising out of or relating to the (i) manufacture, development, and design of the Assay Products, Testing Services or any portion of the foregoing, or (ii) the use, handling, storage, importation, sale, distribution or other disposition of Luminex Products, Assay Products, Testing Services or any portion of the foregoing, by DiaCarta or any of its Affiliates, representatives, agents or licensees.

This document contains confidential information and cannot be shared in any format with any third party without the written permission of Luminex Corporation.

EXECUTION COPY

11.4      Entire Liability. LUMINEX’S AND ITS AFFILIATES’ AGGREGATE LIABILITY UNDER THIS ARTICLE 11 SHALL NOT EXCEED THE TOTAL AMOUNTS RECEIVED BY DIACARTA FROM THE SALE OF ASSAY PRODUCTS AND TESTING SERVICES DURING THE ONE (1) YEAR PERIOD IMMEDIATELY PRECEDING THE DATE OF THE THIRD PARTY’S NOTICE OF INFRINGEMENT. ADDITIONALLY, IF WITHDRAWAL OF LUMINEX INSTRUMENTS FROM THE MARKET IS REQUIRED AS THE RESULT OF AN INFRINGEMENT CLAIM, LUMINEX SHALL REIMBURSE DIACARTA FOR ALL PAYMENTS MADE BY DIACARTA FOR LUMINEX INSTRUMENTS PURCHASED UNDER THIS AGREEMENT THAT EXIST IN DIACARTA’S INVENTORY AS OF THE DATE OF SUCH WITHDRAWAL. THE FOREGOING PROVISIONS OF THIS ARTICLE 11 STATE THE ENTIRE LIABILITY AND OBLIGATIONS OF LUMINEX AND THE EXCLUSIVE REMEDY OF DIACARTA WITH RESPECT TO ANY ALLEGED INFRINGEMENT OF PATENT RIGHTS, TRADE SECRETS, COPYRIGHTS OR OTHER INTELLECTUAL PROPERTY RIGHTS WITH RESPECT TO THE LUMINEX PRODUCTS, ASSAY PRODUCTS, TESTING SERVICES, OR ANY PORTION THEREOF.

ARTICLE 12
MISCELLANEOUS

12.1      Governing Law; Jurisdiction. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the United States and the State of Texas without reference to conflict of laws principles and excluding the 1980 U.N. Convention on Contracts for the International Sale of Goods. All disputes arising out of or related to this Agreement will be subject to the exclusive jurisdiction and venue of the Texas State Courts of Travis County (or, if there is exclusive federal jurisdiction, the United States District Court for the Western District of Texas), and the Parties consent to the personal and exclusive jurisdiction of these courts.

12.2      Dispute Resolution. In the event of any dispute arising out of or related to this Agreement, the Parties hereto shall refer such dispute to the President of DiaCarta and the President of Luminex, or their respective designates, for attempted resolution by good faith executive negotiations within thirty (30) days after such referral is made. In the event such officers are unable to resolve such dispute within such thirty (30) day period, either Party hereto may assert its rights in a manner consistent with the provisions of Section 12.1 (Governing Law; Jurisdiction).

12.3      Force Majeure. Except with respect to payment obligations, nonperformance of any Party shall be excused to the extent that performance is rendered impossible by strike, fire, earthquake, flood, governmental acts or orders or restrictions, failure or delay of suppliers, or any other reason where failure to perform is beyond the reasonable control of the nonperforming Party (a “Force Majeure Event”). The Party affected by a Force Majeure Event shall promptly and timely notify the other Party of the existence thereof, the expected delays, and the estimated effect upon its performance hereunder. The Party affected by the Force Majeure Event shall use its reasonable efforts to limit the resulting delay in its performance and shall resume its performance as soon as reasonably possible.

This document contains confidential information and cannot be shared in any format with any third party without the written permission of Luminex Corporation.

EXECUTION COPY

12.4      Assignment. DiaCarta’s rights and obligations under this Agreement may not be assigned or otherwise transferred to an Affiliate or a third party, including, without limitation, any change of control of DiaCarta, without the prior written consent of Luminex, which may be provided in Luminex’s sole discretion. Luminex may assign or otherwise transfer its rights and obligations under this Agreement without DiaCarta’s prior consent to an Affiliate or to a third party in the event of a change of control of Luminex, or the sale of all or substantially all of the assets or stock related hereto. Any assignment or any attempted assignment by either Party in violation of this Section 12.4 shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto, their successors and permitted assigns. In the event that Luminex grants written permission to DiaCarta for DiaCarta to assign or transfer the rights and obligations under this Agreement to a third party, DiaCarta shall pay Luminex [***].

12.5      Notices. Any notice or report required or permitted to be given or made under this Agreement by either Party shall be in English, in writing, and be deemed to have been fully given and received (i) when delivered personally; (ii) one day after deposit with a commercial overnight carrier, with written verification of such receipt; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) when sent by confirmed facsimile if such notice is also sent via delivery method (i), (ii) or (iii) above. Notices will be sent to the Parties at the addresses set forth below (or to such other address as a Party may specify by notice hereunder).

If to Luminex:	Luminex Corporation
12212 Technology Boulevard
Austin, Texas 78727
Attention: General Counsel
Fax: (512)219-6325

With a copy to:	Luminex Corporation
12212 Technology Boulevard
Austin, Texas 78727
Attention: Vice President, Licensed Technologies Group
Fax: (512) 401-5490

If to DiaCarta:	DiaCarta, Inc.
2600 Hilltop Road
Richmond, California 94806
Attention: Chief Business Officer

This document contains confidential information and cannot be shared in any format with any third party without the written permission of Luminex Corporation.

EXECUTION COPY

12.6	Limitation of Liability.

(a)	General.

(i)           EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, LUMINEX’S AND ITS AFFILIATES’ AGGREGATE LIABILITY ARISING OUT OF THIS AGREEMENT, THE TESTING SERVICES, THE ASSAY PRODUCTS, AND/OR THE SALE OF LUMINEX PRODUCTS OR PORTIONS THEREOF, SHALL BE LIMITED TO THE AGGREGATE AMOUNTS PAID BY DIACARTA TO LUMINEX FOR THE LUMINEX PRODUCTS UNDER THIS AGREEMENT.

(ii)          IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES, OR LOST OR ANTICIPATED REVENUES OR PROFITS, ARISING FROM OR RELATING TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE, AND EVEN IF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME. THE LIMITATIONS IN THIS SECTION 12.6SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN. NOTWITHSTANDING THE FOREGOING, THE LIMITATIONS IN THIS SECTION 12.6 SHALL NOT APPLY TO (I) ANY LIABILITY ARISING OUT OF OR RELATED TO DIACARTA’S VIOLATION OF THE LICENSE GRANT OR LICENSE RESTRICTIONS SET FORTH IN ARTICLE 2 (DEVELOPMENT AND COMMERCIALIZATION) OR ARTICLE 3 (DISTRIBUTION; LICENSE GRANT AND RESTRICTIONS) OR DIACARTA’S INFRINGEMENT OR MISAPPROPRIATION OF ANY LUMINEX PATENT, COPYRIGHT, TRADEMARK, TRADE SECRET OR OTHER INTELLECTUAL PROPERTY RIGHT; (II) ANY DAMAGES THAT MAY RESULT FROM THE UNAUTHORIZED DISCLOSURE OF ANY CONFIDENTIAL INFORMATION OR TRADE SECRET; OR (III) LIABILITY ARISING UNDER SECTION 11.3 (DIACARTA INDEMNITY) HEREUNDER.

(b)         Upon Termination. In the event of termination of this Agreement by either Party in accordance with any of the provisions hereof, neither Party shall be liable to the other, because of such termination, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, leases or commitments in connection with the business or goodwill of Luminex or DiaCarta. Termination shall not, however, relieve either Party of obligations incurred prior to the termination.

12.7       Export Control. DiaCarta understands and acknowledges that Luminex is subject to regulation by agencies of the United States, including, but not limited to, the U.S. Department of Commerce, which prohibit export or diversion of certain products and technology to certain countries. Any and all obligations of Luminex to provide the Luminex Product, as well as any other technical information or assistance shall be subject in all respects to such laws and regulations as shall from time to time govern the license and delivery of technology and products abroad by persons subject to the jurisdiction of the United States, including without limitation, the U.S. Export Administration Act of 1979, as amended, any successor legislation, and the Export Administration Regulations issued by the U.S. Department of Commerce, Bureau of Export Administration. DiaCarta agrees to cooperate with Luminex, including without limitation, providing required documentation, in order to obtain export licenses or exemptions therefrom. DiaCarta warrants that it will comply with the U.S. Export Administration Regulations and other laws and regulations governing exports in effect from time to time. DiaCarta further agrees not to provide Assay Products, Testing Services or Luminex Products to any organization, public or private, which engages in the research or production of military devices, armaments, or any instruments of warfare, including biological, chemical and nuclear warfare.

This document contains confidential information and cannot be shared in any format with any third party without the written permission of Luminex Corporation.

EXECUTION COPY

12.8       Foreign Corrupt Practices Act and Anticorruption Laws. DiaCarta agrees in connection with this Agreement to comply with the U.S. Foreign Corrupt Practices Act (the “FCPA”), and all other applicable anticorruption laws (i.e., U.K. Bribery Act of 2010 and local anticorruption laws). DiaCarta further agrees that, without limitation, DiaCarta and its employees, officers, directors, principals, agents, brokers, distributors and Affiliates shall not directly or indirectly make an offer, payment, promise to pay, or authorize payment or an offer to pay, or offer a gift, promise to give, or authorize the giving of a bribe or, anything of value for the purpose of influencing an act or decision of any government official or other person (including a decision not to act) or inducing an official or other person to improperly use his/her influence to affect any such governmental act or business decision in order to assist in obtaining, retaining or directing any business, or securing any improper advantage. Luminex shall have the right to audit compliance with this provision during normal business hours no more than once per annum and upon at least fourteen (14) business days’ prior written notice. DiaCarta shall be required to annually certify compliance with this provision upon request by Luminex. Failure to comply with this provision shall be considered a material breach of the Agreement.

12.9       Amendment; Non-Waiver. No waiver, alteration or modification of the terms and conditions of this Agreement shall be binding unless in writing and signed by a duly authorized representative of both Parties. The waiver by either of the Parties of any breach of any provision hereof by the other shall not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself.

12.10     Further Assurances. Each Party hereto agrees to do and perform all such further acts and things and shall execute and deliver such other agreements, certificates, instruments and documents necessary or that the other Party may deem advisable in order to carry out the intent and accomplish the purposes of this Agreement and to evidence, perfect or otherwise confirm its rights hereunder.

12.11     Independent Contractors. The relationship of DiaCarta and Luminex established by this Agreement is that of independent contractors. Nothing in this Agreement is intended to or shall be construed to create a partnership, agency, joint venture or employment relationship between the Parties. Neither Party shall have any right, power or authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other.

12.12     Advice of Counsel. DiaCarta and Luminex have each consulted counsel of their choice regarding this Agreement, and each acknowledges and agrees that this Agreement shall not be deemed to have been drafted by one Party or another and will be construed accordingly.

This document contains confidential information and cannot be shared in any format with any third party without the written permission of Luminex Corporation.

EXECUTION COPY

12.13     Entire Agreement. The terms and provisions contained in the Agreement, including the Exhibits hereto, constitute the entire agreement between the Parties regarding the subject matter hereof and shall supersede all previous and contemporaneous communications, representations, agreements or understandings, either oral or written, between the Parties concerning such subject matter. Headings included herein are for convenience only, do not form a part of this Agreement and shall not be used in any way to construe or interpret this Agreement.

12.14     Severability; Counterparts. Should any section, or portion thereof, of this Agreement be held invalid by reason of any law, statute or regulation existing now or in the future in any jurisdiction by any court of competent authority or by a legally enforceable directive of any governmental body, such section or portion thereof shall be validly reformed so as to reflect the intent of the Parties as nearly as possible and, if unreformable, shall be deemed divisible and deleted with respect to such jurisdiction, but the Agreement shall not otherwise be affected. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute this Agreement to be effective on the Effective Date.

DIACARTA INC.		LUMINEX CORPORATION

By:	/s/ Paul R. Morrill	By:	/s/ David A. Bourne

Name:	Paul R. Morrill	Name:	David A. Bourne

Title:	Chief Business Officer	Title:	Vice President, Business Development and Strategic Planning

This document contains confidential information and cannot be shared in any format with any third party without the written permission of Luminex Corporation.

EXECUTION COPY

EXHIBIT A

FIELDS

“Field One” means Testing Services and Assay Products utilizing DiaCarta’s Xeno-Nucleic Acid probe mediated PCR clamping technology used solely for the qualitative and/or semi-quantitative and/or quantitative detection of cancer-associated somatic mutations from human samples to profile cancer mutations and inform therapeutic options and monitor cancer recurrence, solely for in vitro diagnostic use.

“Field Two” means Testing Services and Assay Products utilizing DiaCarta’s SuperbDNA technology for the qualitative and/or semi-quantitative and/or quantitative detection of the following, solely for in vitro diagnostic use: (i) RNA gene expression from human samples for cancer-associated diseases; (ii) human papilloma virus (HPV) oncogenes E6 and E7 mRNA from high-risk HPV genotypes including 16, 18, 31, 33, 35, 39, 45, 51, 52, 56, 58, 59, 66, and 68, and genotyping HPV 16 and 18 from human samples, to correlate HPV infection and the potential development of cancer; and, (iii) circulating cell-free Alu DNA in plasma obtained from human whole blood samples, to measure radiation dosage.

For the avoidance of doubt and by way of example only and not intended to be an exhaustive list, the Field(s) do not include:

(i)	the rights to Commercialize Assay Products outside of Fields One and Two;

(ii)	the rights to Commercialize Testing Services outside of Fields One and Two;

(iii)	Kits or Testing Services for any purpose or testing for any purpose in any of the following applications: microRNA (miRNA) analysis (as defined below), cystic fibrosis, Jewish heritage genetic related diseases, infectious disease, coagulation related genetic diseases, Human Histocompatibility Testing (as defined below), testing for autoimmune diseases, ribonucleic acid (RNA) testing other than as set forth in Field Two, Oncology Testing (as defined below) other than as set forth in Fields One and Two, Exosome Testing (as defined below), Commercial Blood Transfusion Product Testing (as defined below), environmental testing, veterinarian testing, production animal testing, crop protection testing, crop safety testing, food production testing, and/or food safety testing; and

(iv)	patient testing and the in vitro diagnostics testing of clinical specimens of human or animal origin to determine disease presence, disease predisposition, disease prognosis, therapeutic approach or therapeutic efficacy other than as set forth in Fields One and Two.

For purposes of this Exhibit A, the following definitions shall apply:

“Commercial Blood Transfusion Product Testing” means any blood testing related to blood processing for any transfusion or industrial purpose.

“Human Histocompatibility Testing” means the field of human histocompatibility that includes the detection and measurement of HLA cellular antigens, serum based antibodies to HLA antigens, soluble HLA antigens, and nucleic acids and proteins related to such antigens.

“microRNA (miRNA)” means a class of small non-coding ribonucleic acid (RNA) species that are involved in gene expression regulation.

“Oncology Testing” means the testing of clinical specimens originating from human patients to determine the presence of markers or antibodies thereto that are diagnostic for and/or used to detect and monitor cancers of all types, solid and lymphatic.

“Exosome Testing” means the testing of human patient samples for the capture, detection, characterization and/or quantification of Microvesicles.

“Microvesicles” means membrane vesicles ranging between 15 nm and 1.5 microns in diameter, which are secreted by budding or shedding from the plasma membrane of a human cell.

This document contains confidential information and cannot be shared in any format with any third party without the written permission of Luminex Corporation.

EXECUTION COPY

EXHIBIT B

LUMINEX PRODUCTS AND LUMINEX PRODUCT PRICES

LUMINEX INSTRUMENT PRICES

Product Number	Description	2018 DiaCarta Price (US$)
LX200-XPON3.1	Luminex 200 System with xPONENT 3.1	[***]
MAGPIX-XPON4.1-CEIVD	MAGPIX xPONENT 4.1 System CE-IVD	[***]

Part Number*	Description	2018 DiaCarta Price (US$)
OC-XPONXXX-21CFR	21 CFR Part 11 Module	[***]
OC-XPONXXX-AUTO	Automation Module	[***]
OC-XPONXXX-LIS	LIS/LIMS Module	[***]
OC-XPONXXX-SECURITY	Basic Security Module	[***]
OC-XPONXXX-SEATS	Additional Seat Licenses	[***]
OC-XPONXXX-PC	Touch Screen Monitor (in place of flat panel monitor)	[***]

*Not subject to discount.

For [***] DiaCarta will receive a [***] percent [***] partner discount from the then-current U.S. list price.

For other products not included in this Exhibit B, Diacarta will pay the then-current Luminex U.S. list price.

BEAD AND SHEATH FLUID PRICES

MAGPLEX-C	Concentration (Beads per mL)	Volume (mL)	Total Beads	2018 DiaCarta Price (US$)
BEADS	12,500,000	1	12,500,000	[***]
(MC10XXX-YY)	12,500,000	4	50,000,000	[***]

Note: “XXX” = bead region number “YY” = vial size

**Calendar Year Purchase Vol. Tier	Discount off the then current Bead price under the Agreement
1 – 50 mL	[***]
51 – 200 mL	[***]
201 – 400 mL	[***]
>401 mL	[***]

**Pricing tiers for Beads apply only to the specific tier and are not retroactive for the entire volume purchased in a Calendar Year (i.e., the volume discounts will apply as volume thresholds are crossed in a Calendar Year and discounts above are not cumulative). For example, if DiaCarta purchases [***] mL of Beads in a Calendar Year and assuming the 2018 Bead price is still in effect, the first [***] mL will be priced at [***] per mL, and milliliters [***] through [***] will be priced at [***] per mL, milliliters [***] through [***] will be priced at [***] per mL, and milliliters [***] through [***] will be priced at [***] per mL. For the avoidance of doubt, in order to obtain the volume discount, Beads must be ordered and shipped within the same Calendar Year, and annual volume discounts as set forth above shall be reset on January 1 of each Calendar Year.

This document contains confidential information and cannot be shared in any format with any third party without the written permission of Luminex Corporation.

EXECUTION COPY

Automated Maintenance Plate	Catalog Number	2018 DiaCarta Price (US$)
Automated Maintenance Plate*	CN-0206-01	[***]

	Catalog Number	2018 DiaCarta Price (US$)
Luminex 200 Calibration Kit (25 doses)*	LX200-CAL-K25	[***]
Luminex 200 Performance Verification Kit (25 doses)*	LX200-CON-K25	[***]

Sheath Fluid	Catalog Number	2018 DiaCarta Price (US$)
xMAP Sheath Fluid, 20L*	40-50000	[***]
xMAP Sheath Fluid Concentrate Pack (20X)*	40-75680	[***]

MAGPIX Ancillary Reagents*	Catalog Number	2018 DiaCarta Price (US$)
MAGPIX Drive Fluid, 4 Pack, EU IVD	MPXDF-4PK-1	[***]
MAGPIX Calibration Kit, 25 Uses, IVD	MPXIVD-CAL-K25	[***]
MAGPIX Performance Verification Kit, 25 Uses, IVD	MPXIVD-PVER-K25	[***]

*Not subject to further discount.

This document contains confidential information and cannot be shared in any format with any third party without the written permission of Luminex Corporation.

EXECUTION COPY

EXHIBIT C

ROYALTY REPORT TEMPLATE

Testing Services:

Country	Assay	# of Analytes	# of Samples Tested	Price per Assay	Net Sales	Royalty Rate	Royalty

Assay Products:

Country	Assay	Price per Assay	# of Kits Sold	Invoiced Sales	Net Sales	Royalty Rate	Royalty

This document contains confidential information and cannot be shared in any format with any third party without the written permission of Luminex Corporation.

EXECUTION COPY

EXHIBIT D

LUMINEX PRODUCTS FORECAST TEMPLATE

	Q1 [YEAR]	Q2 [YEAR]	Q3 [YEAR]	Q4 [YEAR]
Instruments	(Quantity)	(Quantity)	(Quantity)	(Quantity)
LX200 w/xPONENT 3.1
MAGPIX - Stock Systems
MAGPIX - Demo Systems
FLEXMAP 3D

Cal/Con/Ver Kits
LX200 Cal
LX200 Con
MAGPIX Cal
MAGPIX Ver
FM3D Cal
FM3D Con

MagPlex Beads
MagPlex Region 1
MagPlex Region 2
MagPlex Region 3
MagPlex Region 4
MagPlex Region 5
MagPlex Region 6
MagPlex Region 7
MagPlex Region 8
MagPlex Region 9
MagPlex Region 10
MagPlex Region 11
MagPlex Region 12
MagPlex Region 13
MagPlex Region 14
MagPlex Region 15
MagPlex Region 16
MagPlex Region 17
MagPlex Region 18
MagPlex Region 19
MagPlex Region 20
MagPlex Region 21
MagPlex Region 22
MagPlex Region 23
MagPlex Region 24
MagPlex Region 25
MagPlex Region 26
MagPlex Region 27
MagPlex Region 28

This document contains confidential information and cannot be shared in any format with any third party without the written permission of Luminex Corporation.

EXECUTION COPY

EXHIBIT E

DIACARTA DISTRIBUTORS AS OF THE EFFECTIVE DATE

Distributor Name	Address	Phone Number
Filgen, Inc.	1-1409, jonoyama, Midori-ku, Nagoya, Aichi-pref. 459-8011, Japan	81 526244388
GALI spol. s r.o.	Ke Stadionu 179, 513 01 Semily, Czechia	420 481689050
CliniSciences S.A.S.	183, avenue Georges Clemenceau 92000 Nanterre, France	33 977400909
Generon	11 Whittle Parkway, Progress Business Park, Slough, SL1 6DQ, United Kingdom	44 01753866511
HexaBiogen	TACHFINE 2, Immeuble D appt. N°4 Yassmine 2 – CHARAF, Marrakesh, Morocco///23 rue Abbes Ibn Farness, 2083 La Gazelle, Ariana, Tunisia	212 524358475
Gamidor Diagnostik	Maslak Mahallesi, Ortaklar Cad./galipbey Sok. Orhun Apt. No:3/B, 34398 Şişli/Ístanbul, Turkey	90 2123478470
Green Vision Co.	Abdul Jawad Hassouneh Complex, Khalid Bin Al Waleed Street, Jabal Al Hussein, Amman, Jordan	962 65688336
In Vitro Technologies	7-9 Summit Rd, Noble Park North, VIC, 3174, Australia	1300 552003
Arrow Diagnostics Srl.	Via Francesco Rolla, 26, 16152 Genova GE, Italy	39 0106671796
BioCyte	Schlosskamp 8, 38550 Isenbuettel, Germany	49 1712155145
GenDiscovery Biotechnology	28F-11B, No.99, Section 1, Xintai 5th Road, Xizhi District, New Taipei City 221, Taiwan (R.O.C)	886 226975000
Scientech Ltd	Scientech Ltd, Sqaq ix-Xatt Nru 3, Pieta’, PTA 0160, Malta	356 21493640
UniPharm	Unipharm s.a.l. Antoine Chakhtoura Blvd.,KTower Bldg. 1st floor, Dekwaneh, Lebanon	961 1513860
VNTAB., Jsc	Floor2, 49/1295 Giai Phong, Hoang Mai, Ha Noi, Viet Nam	84 2462844446
Marvena Diagnostics Ltd.	44 Sveti Kiprian st.,Mladost 2,Sofia 1799,Bulgaria	359 29748944
AIT Biotech	25 Pandan Crescent #05-15 TIC Tech Centre, 128477, Singapore	65 67786822
Inbios India	C-48, UGF, Sewak Park, Uttam Nagar, New Delhi – 110059	91 9318344179
NV Genomics Pvt Ltd	95 Sector -19, Pocket-3 Dwarka, New Delhi, 110075, India	91 9650293975
Onwon Trading LTD	Room 1907, Remington Centre, 23 Hung To Road, Kwun Tong, Hong Kong	852 27577569
Bioactiva Diagnostica	Louisenstraße 137, 61348 Bad Homburg vor der Höhe, Germany	49 6172171020
Genesys Costa Rica	Genesys Costa Rica Edificio Latitud Dent. Oficina 314, Avenida 5, Bo. Dent, Montes de Oca. Código postal 11501 San José, Costa Rica	506 22538090
Bader Sultan and Brothers Co. W.L.L	Shuwaikh Industrial Area, Future Zone, Plot E 67, P.O. Box: 867 Safat, Kuwait	965 246 10 480

This document contains confidential information and cannot be shared in any format with any third party without the written permission of Luminex Corporation.